Exhibit 99.1

FEBRUARY 28, 2007

SAUER-DANFOSS INC. REPORTS FOURTH QUARTER 2006 RESULTS

• Record Sales Continue for the Fourth Quarter
• Quarterly Earnings as Expected
• Record Full Year 2006 Earnings and Sales
• Full Year Sales up 12%, Earnings up 39%

CHICAGO, Illinois, USA, February 28, 2007—Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the fourth quarter ended December 31, 2006.

FOURTH QUARTER REVIEW

Fourth Quarter Earnings Meet Expectations
The Company reported a net loss for the fourth quarter of $2.1 million, or $0.04 per share, compared to net income for the fourth quarter 2005 of $4.1 million, or $0.08 per share. Fourth quarter 2006 earnings were impacted by an increase in plant restructuring costs and currency losses totaling $4.8 million pre-tax, or $0.07 per share. In addition, fourth quarter 2006 earnings reflect a decrease in income tax benefits of $3.9 million, or $0.08 per share, compared to the fourth quarter 2005. Results also include the cost of implementing the common company-wide business system of $3.2 million, or $0.04 per share, level with fourth quarter 2005.

David Anderson, President and Chief Executive Officer, stated, “Our results for the fourth quarter, which historically is a softer quarter, generated earnings from operations as expected. An increase in restructuring costs from accelerating related activities, and currency losses due to the rising value of European currencies at year-end, drove our net earnings below break-even.”

Double-Digit Sales Growth Continues with Gains in all Regions
Net sales for the fourth quarter increased 17 percent to $403.4 million, compared to sales of $345.1 million for the same period last year. Excluding the impact of currency rate changes, sales increased 12 percent over the prior year period. Regionally, sales increased 4 percent in the Americas, while European and Asia-Pacific sales rose 18 percent and 19 percent, respectively, excluding the impact of currency rate changes.

Executive Offices: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069
              Krokamp 35, 24539 Neumünster, Germany

All operating segments contributed to the sales increase year over year. Excluding the impact of currency rate changes, sales increased 17 percent in the Controls segment, followed by Work Function with a 13 percent increase, and Propel with a 7 percent improvement over the same quarter in 2005.

Anderson commented, “Our sales trends are similar to last quarter, with sales continuing at record levels, along with a solid sales growth trend.  The lower growth rate in the U.S. is being offset by strong increases in both the European and Asian regions highlighting our long-standing strength of being balanced between the American and European markets, combined with a growing presence in the Asia-Pacific region.”

Strong Orders and Backlog

Orders received for the fourth quarter of 2006 were $551.2 million, up 30 percent from the same period last year, and up 24 percent excluding currency translation rate changes.

Total backlog at the end of the fourth quarter of 2006 was $632.4 million, an increase of 25 percent from the fourth quarter of 2005. Excluding currency translation rate changes, backlog rose 19 percent compared with the fourth quarter of 2005.

Anderson commented, “Our fourth quarter orders and backlog were very strong, providing a very solid foundation for 2007.”

TWELVE month REVIEW

Record Twelve Month Sales and Earnings

Net sales for the twelve months ended December 31, 2006, were a record $1,739.1 million, an increase of 12 percent over sales of $1,547.8 million for  2005, with little impact of currency fluctuations.

Net income for the full year 2006 was a record $53.7 million, or $1.11 per share, compared to net income for the same period last year of $38.7 million, or $0.81 per share.  Earnings for 2006 rose 39 percent even though they were negatively impacted by plant restructuring costs of $15.5 million pre-tax, or $0.21 per share, compared to 2005 costs of $2.7 million, or $0.04 per share.  The change in currency gains/losses negatively impacted 2006 results compared to 2005 results by $9.0 million, or $0.12 per share.  Costs relating to the implementation of a common business system platform were $13.7 million pre-tax, or $0.19 per share for 2006 compared to $17.1 million or $0.23 per share for 2005.  2006 results also include income tax benefits of $5.6 million, or $0.12 per share compared to $4.4 million or $0.09 per share in 2005.

Record Cash Flow

Cash flow from operations for the full year of 2006 was a record $167.9 million, an increase of 44 percent over cash flow of $116.3 million for the same period last year, due to improved profitability and working capital management.  Capital expenditures for the full year were $116.0 million, up from $95.2 million for the comparable period in 2005.  Debt to total capital ratio, or leverage ratio, was 40 percent at the end of 2006, level with last year-end.

“Our cash flow continues to be very strong, again establishing a new record for the full year,” stated David Anderson.  “This has helped fund an increase in capital expenditures for production capacity to meet our continuing double-digit growth in sales.”

OUTLOOK

Another Year of Strong Growth, Completion of Projects, and Investment

Anderson stated, “As we look ahead to 2007 we expect another solid year of sales growth led by the strong European and Asia-Pacific markets, with the North American markets experiencing growth at a moderate rate.  Our ongoing introduction of new products and new vehicle application wins contribute greatly to our ability to outgrow our markets and achieve sales growth in the high single digits.

“We completed the closure of the LaSalle, Illinois, plant on schedule at the end of December 2006 and our work to rationalize and divest underperforming product lines is also on schedule with completion by the end of this year.   Savings from these actions will be realized in the second half of 2007 and into 2008.”

Anderson continued, “Eighty percent of our Company has now been converted over to our new business system platform with the remainder to be brought on line this year.  With this accomplishment behind us, we will have the tools and resources to significantly increase our efforts at improving our business processes.

“With the majority of the new system implementation completed, we are moving forward on a major lean project in Nordborg, Denmark, our largest plant site, and also leveraging our global purchasing capabilities.  We will spend approximately $10.0 million this year on these two initiatives, with an expected improvement in operating margins of 2 to 3 percentage points by 2008/2009.

“In spite of gains in throughput and productivity from lean projects, our continued growth rate requires that we direct a significant portion of our 2007 capital expenditures toward increased production capacity. This investment is necessary to meet the future demand we see in our markets and our market share gains,” concluded Anderson. “In summary, 2007 will be another strong year for Sauer-Danfoss with continued sales and earnings growth.  We will see the successful completion of our restructurings announced in 2005 and the completed implementation of a common business system as we continue to invest in growing both sales and profitability.”

2007 Expectations for the Full Year Are:

•                  Sales up 6 to 9 percent

•                  Earnings per share of $1.30 to $1.45 (after deducting restructuring costs)

•                  Restructuring costs of $0.08 to $0.12 per share

•                  Capital expenditures of approximately 7 percent of sales

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components, for use primarily in applications of mobile equipment.  Sauer-Danfoss, with approximately 9,000 employees worldwide and revenue of more than $1.7 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois and in Neumünster, Germany.  More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors, including the fact that material handling and specialty markets have, in recent months, been stronger than in recent years.  It is difficult to determine if past experience is a good guide to the future.  While the economy in the U.S. was strong in the first half of the year, it weakened in the second half of the year.  The economic situation in Europe has begun to improve in the last half of the year although that improvement may not necessarily continue.  The economy in China strengthened in 2006 after a sluggish 2005.  Any downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting  operations, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information please contact:
Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

Condensed Consolidated StatementS of Income

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands except per share data)	2006	2005	2006	2005
Net sales	403,378	345,103	1,739,088	1,547,816
Cost of sales	323,561	271,925	1,342,324	1,190,070
Gross profit	79,817	73,178	396,764	357,746
Research and development	16,221	13,125	61,880	58,673
Selling, general and administrative	55,805	53,596	218,811	218,521
Total operating expenses	72,026	66,721	280,691	277,194
Income (loss) from operations	7,791	6,457	116,073	80,552
Nonoperating income (expenses):
Interest expense, net	(4,438)	(3,295)	(17,761)	(15,653)
Minority interest in income of consolidated companies	(3,523)	(3,242)	(21,617)	(18,657)
Other, net	(2,104)	419	(5,675)	3,465
Income (loss) before income taxes	(2,274)	339	71,020	49,707
Income taxes	213	3,712	(17,272)	(10,992)
Net income (loss)	(2,061)	4,051	53,748	38,715
Net income (loss) per share:
Basic net income (loss) per common share	(0.04)	0.09	1.13	0.82
Diluted net income (loss) per common share	(0.04)	0.08	1.11	0.81
Weighted average shares outstanding
Basic	47,706	47,458	47,700	47,456
Diluted	48,508	47,945	48,238	47,795
Cash dividends declared per common share	0.16	0.12	0.60	0.48

Business Segment Information

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2006	2005	2006	2005
Net sales
Propel	183,871	165,913	839,306	751,134
Work Function	112,087	92,726	471,379	430,668
Controls	107,420	86,464	428,403	366,014
Total	403,378	345,103	1,739,088	1,547,816
Segment Income (Loss)
Propel	17,179	17,318	111,762	106,376
Work Function	(1,724)	(2,518)	16,509	6,345
Controls	4,829	6,981	42,680	31,436
Global Services and Other Expenses, net	(14,597)	(14,905)	(60,553)	(60,140)
Total	5,687	6,876	110,398	84,017

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,	December 31,
(Dollars in thousands)	2006	2005
Cash flows from operating activities:
Net income	53,748	38,715
Depreciation and amortization	95,665	88,322
Minority interest in income of consolidated companies	21,617	18,657
Net change in receivables, inventories, and payables	(11,510)	(43,057)
Other, net	8,392	13,675
Net cash provided by operating activities	167,912	116,312
Cash flows from investing activities:
Purchases of property, plant and equipment	(116,244)	(95,247)
Proceeds from sales of property, plant and equipment	6,959	1,942
Net cash used in investing activities	(109,285)	(93,305)
Cash flows from financing activities:
Net borrowings on notes payable and debt instruments	1,813	9,180
Payments for debt financing costs	(285)	(898)
Performance unit compensation excess tax deduction	137	—
Cash dividends	(26,706)	(21,843)
Distribution to minority interest partners	(19,908)	(6,570)
Net cash used in financing activities	(44,949)	(20,131)
Effect of exchange rate changes	1,240	45
Net increase in cash and cash equivalents	14,918	2,921
Cash and cash equivalents at beginning of year	14,194	11,273
Cash and cash equivalents at end of year	29,112	14,194

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Dollars in thousands, except employee data)	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	29,112	14,194
Accounts receivable, net	259,976	220,752
Inventories	272,286	238,905
Other current assets	38,451	38,369
Total current assets	599,825	512,220
Property, plant and equipment, net	503,977	450,426
Other assets	205,353	208,267
Total assets	1,309,155	1,170,913

Liabilities and stockholders’ equity
Current liabilities:
Notes payable and bank overdrafts	46,952	28,275
Long-term debt due within one year	120,243	168,548
Accounts payable	142,234	107,090
Other accrued liabilities	128,533	107,394
Total current liabilities	437,962	411,307
Long-term debt	182,388	135,452
Long-term pension liability	80,607	49,590
Deferred income taxes	30,590	44,277
Other liabilities	58,169	39,925
Minority interest in net assets of consolidated companies	53,448	51,440
Stockholders’ equity	465,991	438,922
Total liabilities and stockholders’ equity	1,309,155	1,170,913

Number of employees at end of year	9,178	8,614
Debt to total capital ratio (1)	40%	40%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, minority interest in net assets of consolidated companies, and stockholders’ equity.